Exhibit 8.1

Pillsbury Winthrop Shaw Pittman LLP

1200 Seventeenth Street, NW | Washington, DC 20036-3006 | tel 202.663.8000 | fax 202.663.8007

March 1, 2021

National Retail Properties, Inc.

450 South Orange Avenue

Suite 900

Orlando, FL 32801

Ladies and Gentlemen:

In connection with the filing by National Retail Properties, Inc. (the “Company”) of a prospectus supplement dated March 1, 2021 (the “Prospectus Supplement”) to a prospectus (the “Base Prospectus”) filed as part of a registration statement on Form S-3 (File No. 333-240297, the “Registration Statement,” which term includes the Base Prospectus, the Prospectus Supplement, and all documents incorporated and deemed to be incorporated by reference therein) with the Securities and Exchange Commission, you have asked us to render an opinion with respect to the qualification of the Company as a real estate investment trust (“REIT”) under sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”).

We have served as special counsel for the Company in connection with the filing of the Registration Statement and from time to time in the past have represented the Company on specific matters as requested by the Company. Specifically for the purpose of this opinion, we have examined and relied upon the following: copies of the Company’s Articles of Incorporation and any amendments thereto; the Registration Statement; copies of executed leases covering real property owned by the Company; the Form 10-K filed on February 11, 2021; and the Company’s Form S-11 Registration Statement as filed with the Securities and Exchange Commission on August 15, 1984.

We have not served as general counsel to the Company and have not been involved in decisions regarding the day-to-day operation of the Company and its properties. We have, however, discussed the mode of operation of the Company with its officers with a view to learning information relevant to the opinions expressed herein and have received and relied upon a certificate from the Company with respect to certain matters.

We have discussed with management of the Company arrangements relating to the management of its properties, the relationships of the Company with tenants of such properties, and certain terms of leases of such properties to tenants, with a view to assuring that (i) at the close of each quarter of the taxable years covered by this opinion, it met the asset composition requirements set forth in section 856(c)(4), (ii) with respect

National Retail Properties, Inc.

March 1, 2021

to years covered by this opinion, it satisfied the 95% and 75% gross income tests set forth in sections 856(c)(2) and (3), respectively, and (iii) with respect to tax years prior to 1998, it satisfied the 30% gross income test. We have further reviewed with management of the Company the requirements that the beneficial ownership of a REIT be held by 100 or more persons for at least 335/365ths of each taxable year and that a REIT must satisfy the diversity of ownership requirements of section 856(h) as such requirements existed in the years covered by this opinion, and we have been advised by management that at all times during the years covered by this opinion (and specifically on each record date for the payment of dividends during 1984 through the date hereof) the Company has maintained the records required by section 1.857-8 of the Treasury Regulations, that no later than January 30 of each year it sent the demand letters required by section 1.857-8(d) of the Treasury Regulations, and that the actual ownership of the Company shares was such that, to the best knowledge of its management (based upon responses to the aforesaid demands, any filing of a Schedule 13D or 13G under the Securities Exchange Act of 1934, as amended, or any other sources of information), the Company satisfied the applicable requirements of section 856(h). Further, we have examined various property leases and lease supplements relating to the properties that the Company owns, and although leases relating to certain properties that the Company owns have not been made available to us, the Company has represented with respect to such leases that they do conform in all material respects to a form of lease agreement provided to us. On the basis of discussions with management of the Company, we are not aware that the Company’s election to be a REIT has been terminated or challenged by the Internal Revenue Service or any other party, or that the Company has revoked its election to be a REIT for any such prior year so as to make the Company ineligible to qualify as a REIT for the years covered by this opinion.

In rendering the opinions set forth herein, we are assuming that copies of documents examined by us are true copies of originals thereof and that the information concerning the Company set forth in the Company’s federal income tax returns, and in the Registration Statement, as well as the information provided to us by the Company’s management are true and correct. We have no reason to believe that such assumptions are not warranted.

Based upon the foregoing, we are of the opinion that (i) the Company was a “real estate investment trust” as defined by section 856(a) for its taxable years ended December 31, 1984 through December 31, 2020, (ii) its current and proposed method of operation and ownership will enable it to meet the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 2021 and for all future taxable years, and (iii) the statements in (x) the Base Prospectus set forth under the

Pillsbury Winthrop Shaw Pittman LLP

National Retail Properties, Inc.

March 1, 2021

caption “Material Federal Income Tax Considerations,” and (y) the Prospectus Supplement under the caption “Additional Material Federal Income Tax Considerations,” insofar as they purport to describe or summarize certain provisions of the agreements, statutes or regulations referred to therein, are accurate descriptions or summaries in all material respects, and the discussion thereunder expresses the opinion of Pillsbury Winthrop Shaw Pittman LLP insofar as it relates to matters of United States federal income tax law and legal conclusions with regard to those matters. With respect to the 2021 year and all future years, however, we note that the Company’s status as a real estate investment trust at any time is dependent upon, among other things, its meeting the requirements of section 856 throughout the year and for the year as a whole.

This opinion is based upon the existing provisions of the Code (or predecessor provisions, as applicable), rules and regulations (including proposed regulations) promulgated thereunder, and reported administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. This opinion is limited to the specific matters covered hereby and should not be interpreted to imply that the undersigned has offered its opinion on any other matter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Pillsbury Winthrop Shaw Pittman LLP under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not consider that we are “experts,” within the meaning of the term used in the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise, or within the category of persons whose consent is required by Section 7 of the Act.

PILLSBURY WINTHROP SHAW PITTMAN LLP

Pillsbury Winthrop Shaw Pittman LLP